                                                                      EXHIBIT 11

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                            SEPTEMBER 30,                              SEPTEMBER 30,
                                                    ------------------------------           ------------------------------
                                                       2000                 1999                 2000               1999
                                                       ----                 ----                 ----               ----
PRIMARY:
     Earnings:
     Net income                                     $6,501,351          $1,382,892           $14,304,753         $9,465,109
                                                    ==========          ==========           ===========         ==========


Weighted average common shares
  outstanding                                        9,048,153           9,084,227             9,059,350          9,231,331

Add - common stock equivalents
  from in the money options                             16,992               9,679                13,118              8,493
                                                        ------               -----                ------              -----
Dilutive weighted average common
 shares outstanding                                  9,065,145           9,093,906             9,072,468          9,239,824
                                                     =========           =========             =========          =========


Earnings per common share - basic                        $0.72              $0. 15                 $1.58              $1.03
                                                         =====              ======                 =====              =====

Earnings per common share - diluted                      $0.72              $0. 15                 $1.58              $1.03
                                                         =====              ======                 =====              =====


Antidilutive options                                       -0-             150,000               150,000            200,000
                                                           ===             =======               =======            =======

Average closing price of the
 Company's common stock (ATL)                            $9.91               $9.11                 $9.49              $8.73
                                                         =====               =====                 =====              =====


            See Notes to Condensed Consolidated Financial Statements


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